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                                                                    EXHIBIT 99.1

                             (CRACKER BARREL LOGO)

      FOR IMMEDIATE RELEASE                 CONTACT: JULIE DAVIS AT 615-443-9266
                                                               CELL 615-308-0271


            CRACKER BARREL OLD COUNTRY STORE, INC. REACHES AGREEMENT WITH U.S. DEPARTMENT OF JUSTICE ON PROCEDURES TO ADDRESS
                            CLAIMS OF DISCRIMINATION


         LEBANON, Tenn., May 3, 2004 - Cracker Barrel Old Country Store, Inc. ("Cracker Barrel") today announced that it has reached an agreement with the U.S. Department of Justice to implement procedures designed to address and prevent claims of customer discrimination. The agreement is set forth in a consent order that does not involve any payment of money by the company and details plans that build upon existing Cracker Barrel initiatives designed to strengthen the company's ability to prevent, detect and, when necessary, effectively address any perceived racial discrimination.

         The agreement is not an admission of wrongdoing by the company, and wrongdoing is expressly denied by Cracker Barrel. Its policies clearly forbid such behavior. The agreement includes provisions prohibiting customer discrimination in violation of Title II of the Civil Rights Act of 1964. It outlines plans for expanded diversity training programs for managers and employees, a third-party testing program at restaurants, an independent auditor to monitor activities implementing the plan, expanded procedures to investigate guest complaints, and public posting of the company's equal treatment policies. A copy of the consent order has been filed with the Securities and Exchange Commission.

         "We do not tolerate any form of discrimination. It is, and always has been, a violation of our policies and procedures and is neither condoned nor allowed," said Donald M. Turner, President and Chief Operating Officer of Cracker Barrel Old Country Store, Inc. "This agreement builds upon many of the programs and activities Cracker Barrel already has initiated and is currently implementing system-wide. We are pleased that after extensive discussions with the Department of Justice, we were able to reach agreement based on our shared goals of fair treatment and equitable service for all guests."

         The agreement concludes the Department's review of the company's anti-discrimination policies and procedures, and allows both sides to avoid time-consuming and costly litigation, Turner said. Although this agreement does not resolve certain pending lawsuits by individuals, last year a federal judge refused to grant class action status to those claims and there is no appeal pending. Turner added, "We deny that any discrimination occurred against those customers, and the company will continue to defend itself vigorously against those claims."

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CRACKER BARREL
ADD 1


         Cracker Barrel Old Country Store, Inc. operates 497 company-owned restaurants and retail stores in 41 states. The company is a wholly owned subsidiary of the publicly held CBRL Group, Inc. (Nasdaq: CBRL).

         Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: commodity, workers' compensation, group health and utility cost changes; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; the effects of plans intended to improve operational execution and performance; competitive marketing and operational initiatives; the actual results and costs of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; the effects of uncertain consumer confidence or general or regional economic weakness or other external factors on sales and customer travel activity; practical or psychological effects of terrorist acts or war and military or government responses; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; potential disruptions to the Company's restaurant or retail supply chain; changes in foreign exchange rates affecting the Company's future retail inventory purchases; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; changes in accounting principles generally accepted in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; increases in construction costs; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

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